Exhibit d.6

[Form of Notice to Brokers, Banks and Other Nominees]

TECHNOLOGY INVESTMENT CAPITAL CORP.

NOTICE TO BROKERS, BANKS AND OTHER NOMINEES

Up to 3,395,135 Shares of Common Stock Offered Pursuant to
Transferable Rights Initially Distributed to Stockholders
of Technology Investment Capital Corp.

This letter is being distributed to brokers, banks and other nominees relating to the rights offering (the "Rights Offering") by Technology Investment Capital Corp. (the "Company") pursuant to which transferable subscription rights (the "Rights") to subscribe for shares of its common stock, par value $0.01 per share (the "Common Stock"), are being distributed to all holders of record of Common Stock ("Record Date Stockholders") as of 5:00 p.m., New York City time, on December 29, 2004 (the "Record Date"). The Rights and Common Stock are described in the Company's prospectus dated December •, 2004 (the "Prospectus"). Capitalized terms not otherwise defined herein shall have the meaning given to them in the Prospectus.

Pursuant to the Rights Offering, the Company is issuing rights to subscribe for up to 3,395,135 shares of its Common Stock, on the terms and subject to the conditions described in the Prospectus. The Rights are transferable and will be listed for trading on the Nasdaq National Market under the symbol "TICCR" during the course of the Rights Offering.

The Rights will expire, if not exercised, at 5:00 p.m., New York City time, on January 25, 2005, unless extended in the sole discretion of the Company (as it may be extended, the "Expiration Date"). No fractional shares of Common Stock will be issued pursuant to the exercise of the Rights.

As described in the accompanying Prospectus, for every three (3) Rights held by a record holder or Rights (a "Rights Holder"), such Rights Holder will be able to subscribe (the "Primary Subscription") for one (1) share of Common Stock. The subscription price per share (the "Subscription Price") will be 97.5% of the volume-weighted average of the sale prices of the Company's Common Stock on the Nasdaq National Market on the Expiration Date. Because it is not possible to determine the Subscription Price until the Expiration Date, a Rights Holder will not know the Subscription Price at the time such Rights Holder exercises its Rights. As a result, the Company is requiring that a Rights Holder deliver the estimated Subscription Price of $14.63 per share in connection with the exercise of any Rights pursuant to the Primary Subscription.

In addition, a Rights Holder that is also Record Date Stockholder and that exercises in full such Rights Holder's Rights pursuant to the Primary Subscription will be eligible to subscribe (the "Over-Subscription Privilege"), at the estimated Subscription Price, for shares of Common Stock that were offered but not otherwise subscribed for pursuant to the Primary Subscription (the "Remaining Shares"), subject to availability and proration. For the reasons noted above, the Company is requiring that Rights Holders, if eligible, deliver the estimated Subscription Price in connection with the exercise of any Over-Subscription Privilege.

The Rights are evidenced by a subscription certificate (a "Subscription Certificate") registered in your name or the name of your nominee. Each beneficial owner of shares of the Company's Common Stock registered in your name or the name of your nominee is entitled to one (1) Right for every share of Common Stock owned by such beneficial owner as of 5:00 p.m., New York City time, on the Record Date. No fractional shares of Common Stock will be issued pursuant to the exercise of the Rights.

We are asking persons who hold shares of the Company's Common Stock beneficially and who have received the Rights distributable with respect to those shares through a broker, bank, or other nominee, to contact the appropriate institution or nominee and request it to effect the transactions for them.

If you exercise the Over-Subscription Privilege on behalf of beneficial owners of Rights, you will be required to certify to the Subscription Agent and the Company, in connection with the exercise of the Over-Subscription Privilege, as to the number of shares of Common Stock held on behalf of each beneficial owner as of the Record Date, the aggregate number of Rights that have been exercised pursuant to the Primary Subscription, whether the

Rights exercised pursuant to the Primary Subscription on behalf of each beneficial owner for which you are acting have been exercised in full, and the number of shares of Common Stock being subscribed for pursuant to the Over-Subscription Privilege by each beneficial owner of Rights on whose behalf you are acting.

Enclosed are copies of the following documents:

1.    Prospectus dated December •, 2004;

2.    A form of letter which may be sent to beneficial holders of the Company's Common Stock; and

3.    A Notice of Guaranteed Delivery

Additional copies of the enclosed materials may be obtained from the Subscription Agent, EquiServe Trust Company, N.A. The Subscription Agent's toll-free telephone number is: (888) 248-2261.

NOTHING HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL MAKE YOU OR ANY OTHER PERSON AN AGENT OF THE COMPANY, THE SUBSCRIPTION AGENT OR ANY OTHER PERSON MAKING OR DEEMED TO BE MAKING OFFERS OF THE SECURITIES ISSUABLE UPON VALID EXERCISE OF THE RIGHTS, OR AUTHORIZE YOU OR ANY OTHER PERSON TO MAKE ANY STATEMENTS ON BEHALF OF ANY OF THEM WITH RESPECT TO THE OFFERING EXCEPT FOR STATEMENTS MADE IN THE PROSPECTUS.